                                                EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Third Quarter Fiscal 2024 Results
•Net sales $758 million vs. $792 million in Q3 2023
•Operating margin 10.2% vs. 11.8% in Q3 2023; adjusted operating margin 10.2% vs. 12.2% in Q3 2023
•Diluted EPS $1.62 vs. $1.78 in Q3 2023; adjusted diluted EPS $1.64 vs. $1.84 in Q3 2023
•Returned $138 million to shareholders through dividends and share repurchases through the first three quarters of fiscal 2024
•Reaffirming fiscal year 2024 outlook1:
◦Net sales of $2.785 billion to $2.825 billion
◦Adjusted operating income of $240 million to $260 million
◦Raising adjusted diluted EPS outlook to $4.70 to $5.15
ATLANTA, October 25, 2024 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its third quarter fiscal 2024 results.
“We exceeded our third quarter sales and earnings objectives,” said Michael D. Casey, Chairman and Chief Executive Officer.
“Our U.S. Retail sales were better than planned and driven by the strength of our product offerings, and effectiveness of our pricing and brand marketing strategies.
“In July, we initiated a plan to invest $40 million in more competitive pricing and $10 million in additional brand marketing in the second half of this year. We believe these investments, together with better in-store and online shopping experiences, improved the trend in our U.S. Retail sales in the third quarter. Compared to the first half of this year, we saw improving trends in conversion rates, transactions, unit volume, and new customer acquisition.

“Third quarter U.S. Wholesale sales were in line with our expectations. Compared to last year, our exclusive brands sold to mass channel retailers were a source of growth in the third quarter. Our sales to department stores and off-price retailers were lower than last year.
“In this inflationary cycle, we are benefiting from consumers choosing the ease of one-stop shopping with Target, Walmart, and Amazon, where they can purchase groceries, diapers, baby formula, and children’s apparel at one location. Carter’s has an unparalleled competitive advantage as the largest supplier of young children’s apparel to these retailers.
“Sales in our International business in the third quarter were also in line with our expectations, but lower than last year. Compared to last year, we had a slower start to cooler weather apparel sales in Canada, and lower wholesale shipments to the Middle East and Europe. Sales growth in Mexico was offset by unfavorable changes in currency exchange rates.
“Cash flow through September was better than planned. Relative to last year, we ended the third quarter with a higher cash balance, no seasonal borrowings, lower interest costs, and over $1 billion in liquidity.
“Our consolidated sales have been under pressure since inflation rose to historic levels in 2022 because those we serve, families raising young children, have been under financial pressure and have reduced their discretionary spending where possible. Carter’s is working its way through a historic and challenging inflationary period. We plan to use this down cycle to strengthen our leading market position as the best-selling national brand in young children’s apparel.
“Our growth strategies are focused on the fundamentals, which include:
•elevating the style and value of our product offerings;
•improving our marketing capabilities and effectiveness; and
•leveraging our unparalleled multi-channel market presence to extend the reach of our brands.
“With the strength of our high-margin business model and cash flow generation, we have the resources to invest in our growth strategies, which we expect will better position us to return to growth when market conditions improve.
“Given our better than expected performance in the third quarter, we are reaffirming our previous outlook for sales and profitability this year.”

1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measurements are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures. Adjustments made to the third quarter and first three quarters of fiscal 2024 results reflect a non-cash charge for a partial settlement of the OshKosh B’Gosh Pension Plan. Adjustments made to the third quarter and first three quarters of fiscal 2023 results reflect costs related to organizational restructuring.

	Third Fiscal Quarter
	2024				2023
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$77.0	10.2%	$58.3	$1.62	$93.4	11.8%	$66.1	$1.78
Pension plan settlement	—		0.7	0.02	—		—	—
Organizational restructuring	—		—	—	2.9		2.2	0.06
As adjusted	$77.0	10.2%	$59.0	$1.64	$96.3	12.2%	$68.4	$1.84

	First Three Fiscal Quarters
	2024				2023
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$171.5	8.6%	$124.0	$3.41	$187.3	9.0%	$126.0	$3.36
Pension plan settlement	—		0.7	0.02	—		—	—
Organizational restructuring	—		—	—	4.4		3.4	0.09
As adjusted	$171.5	8.6%	$124.7	$3.43	$191.8	9.2%	$129.4	$3.45
Note: Results may not be additive due to rounding.
Consolidated Results
Third Quarter of Fiscal 2024 compared to Third Quarter of Fiscal 2023
Net sales decreased $33.2 million, or 4.2%, to $758.5 million, compared to $791.7 million in the third quarter of fiscal 2023. Macroeconomic factors, including inflation and higher interest rates, have weighed on families with young children and demand for our brands. U.S. Retail, International, and U.S. Wholesale segment net sales declined 5.8%, 8.6%, 0.5%, respectively. U.S. Retail comparable net sales declined 7.1%. Changes in foreign currency exchange rates in the third quarter of fiscal 2024, as compared to the third quarter of fiscal 2023, had an unfavorable effect on consolidated net sales of approximately $3.1 million, or 0.4%.
Operating income decreased $16.4 million, or 17.5% to $77.0 million, compared to $93.4 million in the third quarter of fiscal 2023. Operating margin decreased to 10.2%, compared to 11.8% in the prior-year period, reflecting fixed cost deleverage on lower sales and investments in pricing, marketing, and stores, partially offset by lower product costs, lower professional fees, and lower performance-based compensation provisions.
Adjusted operating income (a non-GAAP measure) decreased $19.3 million, or 20.0% to $77.0 million, compared to $96.3 million in the third quarter of fiscal 2023. Adjusted operating margin decreased to 10.2%, compared to 12.2% in the prior year period, principally due to the factors noted above.
Net income was $58.3 million, or $1.62 per diluted share, compared to $66.1 million, or $1.78 per diluted share, in the third quarter of fiscal 2023.
Adjusted net income (a non-GAAP measure) was $59.0 million, compared to $68.4 million in the third quarter of fiscal 2023. Adjusted earnings per diluted share (a non-GAAP measure) was $1.64, compared to $1.84 in the prior-year quarter.
First Three Quarters of Fiscal 2024 compared to First Three Quarters of Fiscal 2023
Net sales decreased $103.3 million, or 4.9%, to $1.98 billion, compared to $2.09 billion in the first three quarters of fiscal 2023. Macroeconomic factors, as noted in the discussion of third quarter results above, negatively affected demand in the current year-to-date period. U.S. Retail, International, and U.S. Wholesale segment net sales declined 7.0%, 7.1%, and 1.5%, respectively. U.S. Retail comparable net sales declined 8.5%. Changes in foreign currency exchange rates in the first three quarters of fiscal 2024, as compared to the first three quarters of fiscal 2023, had an unfavorable effect on consolidated net sales of approximately $1.5 million, or 0.1%.
Operating income decreased $15.8 million, or 8.4% to $171.5 million, compared to $187.3 million in the first three quarters of fiscal 2023. Operating margin declined to 8.6%, compared to 9.0% in the prior year period, reflecting fixed cost deleverage on lower sales and investments in pricing, marketing, and stores, partially offset by lower inbound freight and product costs, lower performance-based compensation provisions, and lower professional fees.
Adjusted operating income (a non-GAAP measure) decreased $20.2 million, or 10.6% to $171.5 million, compared to $191.8 million in the first three quarters of fiscal 2023. Adjusted operating margin declined to 8.6%, compared to 9.2% in the prior year period, principally due to the factors noted above.
Net income was $124.0 million, or $3.41 per diluted share, compared to $126.0 million, or $3.36 per diluted share, in the first three quarters of fiscal 2023.

Adjusted net income (a non-GAAP measure) was $124.7 million, compared to $129.4 million in the first three quarters of fiscal 2023. Adjusted earnings per diluted share (a non-GAAP measure) was $3.43, compared to adjusted earnings per diluted share of $3.45 in the first three quarters of fiscal 2023.
Net cash provided by operations in the first three quarters of fiscal 2024 was $11.3 million, compared to net cash provided by operations of $205.8 million in the first three quarters of fiscal 2023. The change in net cash from operating activities was primarily driven by a more significant reduction in inventory in fiscal 2023 than in 2024.
See the “Business Segment Results” and “Reconciliation of GAAP to Adjusted Results” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Liquidity and Financial Position
The Company’s total liquidity at the end of the third quarter of fiscal 2024 was $1.02 billion, comprised of cash and cash equivalents of $176 million and $844 million in unused borrowing capacity on the Company’s $850 million secured revolving credit facility.
Return of Capital
In the third quarter and first three quarters of fiscal 2024, the Company returned to shareholders a total of $45.6 million and $137.9 million, respectively, through cash dividend and share repurchases as described below.
•Dividends: In the third quarter of fiscal 2024, the Company paid a cash dividend of $0.80 per common share totaling $28.8 million. In the first three quarters of fiscal 2024, the Company paid cash dividends totaling $87.3 million. Future payments of quarterly dividends will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
•Share repurchases: During the third quarter of fiscal 2024, the Company repurchased and retired approximately 0.3 million shares of its common stock for $16.7 million at an average price of $61.01 per share. In the first three quarters of fiscal 2024, the Company repurchased and retired approximately 0.7 million shares of its common stock for $50.5 million at an average price of $68.61 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of September 28, 2024, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $599 million. No shares were repurchased in the fourth quarter of fiscal 2024 through October 24, 2024.

The Company paused share repurchases during the third quarter of fiscal 2024. In light of share repurchases completed and dividends paid in the first three quarters of fiscal 2024, along with our projected remaining dividend payments this year, we expect the cumulative distribution of capital through share repurchases and dividends to represent somewhat more than 100% of our projected fiscal year 2024 free cash flow, a non-GAAP measure the Company defines as operating cash flow minus capital expenditures1.
OshKosh B’Gosh Pension Plan
During the second quarter of fiscal 2024, the Company announced the offering of a single-sum payment option to certain participants in the frozen OshKosh B’Gosh, Inc. Pension Plan (the “pension plan”), which commenced on June 1, 2024 and closed on July 15, 2024. Payouts from pension plan assets totaling $6.9 million were made to electing participants in August 2024. The transaction had no cash impact on the Company but did result in a non-cash pre-tax partial pension plan settlement charge of $0.9 million in the third quarter of fiscal 2024.
Additionally, the Board of Directors authorized the termination of the pension plan, with an anticipated effective date of November 30, 2024. The Company may be required to make a contribution to fully fund the plan for termination prior to the purchase of a group annuity contract to transfer its remaining liabilities under the pension plan. The contribution amount will depend upon the nature and timing of participant settlements and prevailing market conditions. The Company expects to recognize a non-cash charge upon settlement of the pension plan’s obligations in the second half of fiscal 2025. The Company has the right to change the effective date of the termination date or revoke the decision to terminate, but it has no current intent to do so.
2024 Business Outlook
We do not reconcile forward-looking adjusted operating income, adjusted diluted earnings per share, or free cash flow to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described below, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income, diluted EPS, or operating cash flow, the most directly comparable GAAP metrics to adjusted operating income, adjusted diluted earnings per share, and free cash flow, respectively.

1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

For fiscal year 2024, the Company is reaffirming its previously-provided guidance for net sales and adjusted operating income and is increasing its outlook for adjusted diluted earnings per share based on its revised expectations for lower borrowing costs and a lower effective tax rate. Accordingly, for fiscal year 2024 the Company now projects approximately:
•$2.785 billion to $2.825 billion in net sales ($2.95 billion in fiscal 2023);
•$240 million to $260 million in adjusted operating income ($328 million in fiscal 2023);
•$4.70 to $5.15 in adjusted diluted earnings per share, excluding a non-cash, pre-tax partial pension plan settlement charge of $0.9 million (previous guidance $4.60 to $5.05; $6.19 in fiscal 2023);
•Operating cash flow in excess of $200 million ($529 million in fiscal 2023); and
•Capital expenditures of $65 million (previous guidance $75 million; $60 million in fiscal 2023).
Our projections for fiscal year 2024 assume (comparisons vs. prior year):
•comparable gross profit margin;
•increased SG&A, reflecting growth-related investments and inflation, partially offset by cost reduction initiatives;
•lower net interest expense;
•lower effective tax rate; and
•lower share count.
For the fourth quarter of fiscal 2024, the Company projects approximately:
•$800 million to $840 million in net sales ($858 million in Q4 fiscal 2023);
•$70 million to $90 million in adjusted operating income ($136 million in Q4 fiscal 2023); and
•$1.32 to $1.72 in adjusted diluted earnings per share ($2.76 in Q4 fiscal 2023).
Our projections for the fourth quarter of fiscal 2024 assume (comparisons vs. prior year unless otherwise noted):
•continued macroeconomic pressure on consumer demand;
•approximately $30 million of investments in pricing & brand marketing (approximately $60 million in total for the second half of fiscal 2024);
•lower gross profit margin;
•increased SG&A;
•lower net interest expense;
•lower effective tax rate; and
•lower share count.

Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2024 results and its business outlook on October 25, 2024 at 8:30 a.m. Eastern Daylight Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Events.”
To access the call by phone, please preregister via the following link to receive your dial-in number and unique passcode: https://register.vevent.com/register/BI006507754eff4716a3479a87d2db574b.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s is the largest supplier of young children’s apparel to the largest retailers in North America. Its brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to the 2024 U.S. presidential election; risks related to public health crises; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have had, and could continue to have, an affect on freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine, Israel, and the Red Sea region, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a potential shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the marketplace; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates; risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores; and consummation of the early payout, and potential termination, of the pension plan, including the ultimate amount of any related charges. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$758,464	$791,651	$1,984,390	$2,087,730
Cost of goods sold	402,450	415,254	1,030,249	1,109,970
Gross profit	356,014	376,397	954,141	977,760
Royalty income, net	5,740	5,713	14,959	16,573
Selling, general, and administrative expenses	284,714	288,680	797,572	806,988
Operating income	77,040	93,430	171,528	187,345
Interest expense	7,381	8,615	23,156	26,342
Interest income	(2,370)	(1,064)	(8,644)	(2,769)
Other expense (income), net	1,299	507	1,977	(518)
Income before income taxes	70,730	85,372	155,039	164,290
Income tax provision	12,410	19,245	31,047	38,300
Net income	$58,320	$66,127	$123,992	$125,990

Basic net income per common share	$1.62	$1.78	$3.41	$3.36
Diluted net income per common share	$1.62	$1.78	$3.41	$3.36
Dividend declared and paid per common share	$0.80	$0.75	$2.40	$2.25

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Three Fiscal Quarters Ended
	September 28, 2024	% of Total Net Sales	September 30, 2023	% of Total Net Sales	September 28, 2024	% of Total Net Sales	September 30, 2023	% of Total Net Sales
Net sales:
U.S. Retail	$352,987	46.5%	$374,796	47.3%	$950,877	47.9%	$1,021,983	49.0%
U.S. Wholesale	298,980	39.5%	300,338	38.0%	756,022	38.1%	767,194	36.7%
International	106,497	14.0%	116,517	14.7%	277,491	14.0%	298,553	14.3%
Consolidated net sales	$758,464	100.0%	$791,651	100.0%	$1,984,390	100.0%	$2,087,730	100.0%

Operating income:		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail	$27,309	7.7%	$47,983	12.8%	$59,681	6.3%	$103,132	10.1%
U.S. Wholesale	63,127	21.1%	65,702	21.9%	162,662	21.5%	147,003	19.2%
International	10,237	9.6%	13,379	11.5%	17,981	6.5%	23,193	7.8%
Corporate expenses (*)	(23,633)	n/a	(33,634)	n/a	(68,796)	n/a	(85,983)	n/a
Consolidated operating income	$77,040	10.2%	$93,430	11.8%	$171,528	8.6%	$187,345	9.0%

(*)    Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

(dollars in millions)	Fiscal Quarter Ended September 30, 2023			Three Fiscal Quarters Ended September 30, 2023
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Organizational restructuring(*)	$0.6	$0.4	$0.3	$—	$0.1	$0.3

(*)Relates to organizational restructuring and related corporate office lease amendment actions. Additionally, the third fiscal quarter and first three fiscal quarters ended September 30, 2023 includes a corporate charge of $1.5 million and $4.1 million, respectively, related to organizational restructuring and related corporate office lease amendment actions.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	September 28, 2024	December 30, 2023	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$175,536	$351,213	$169,106
Accounts receivable, net of allowance for credit losses of $8,303, $4,754, and $6,741, respectively	247,013	183,774	240,507
Finished goods inventories, net of inventory reserves of $17,135, $8,990, and $19,014, respectively	607,384	537,125	620,669
Prepaid expenses and other current assets	41,577	29,131	37,604
Total current assets	1,071,510	1,101,243	1,067,886
Property, plant, and equipment, net of accumulated depreciation of $642,420, $615,907, and $605,857, respectively	182,292	183,111	180,888
Operating lease assets	560,246	528,407	506,010
Tradenames, net	298,053	298,186	298,230
Goodwill	209,384	210,537	209,494
Customer relationships, net	24,440	27,238	28,087
Other assets	32,460	29,891	29,211
Total assets	$2,378,385	$2,378,613	$2,319,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$273,909	$242,149	$222,210
Current operating lease liabilities	130,140	135,369	135,865
Other current liabilities	80,059	134,344	106,122
Total current liabilities	484,108	511,862	464,197

Long-term debt, net	497,930	497,354	567,168
Deferred income taxes	48,890	41,470	41,217
Long-term operating lease liabilities	485,613	448,810	427,280
Other long-term liabilities	32,504	33,867	34,633
Total liabilities	$1,549,045	$1,533,363	$1,534,495

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,038,814, 36,551,221, and 36,969,967 shares issued and outstanding, respectively	360	366	370
Additional paid-in capital	—	—	—
Accumulated other comprehensive loss	(32,361)	(23,915)	(29,142)
Retained earnings	861,341	868,799	814,083
Total stockholders' equity	829,340	845,250	785,311
Total liabilities and stockholders' equity	$2,378,385	$2,378,613	$2,319,806

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	September 28, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$123,992	$125,990
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	40,893	45,764
Amortization of intangible assets	2,778	2,805
Provision for (recoveries of) excess and obsolete inventory, net	8,348	(324)
Gain on partial termination of corporate lease	—	(4,366)
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	235	2,807
Amortization of debt issuance costs	1,218	1,186
Stock-based compensation expense	13,976	14,912
Unrealized foreign currency exchange loss (gain), net	307	(201)
Provisions for doubtful accounts receivable from customers	3,689	2,402
Unrealized gain on investments	(1,678)	(1,391)
Partial pension plan settlement	949	—
Deferred income taxes expense (benefit)	6,416	(949)
Effect of changes in operating assets and liabilities:
Accounts receivable	(68,035)	(43,623)
Finished goods inventories	(83,268)	127,190
Prepaid expenses and other assets	(12,376)	(3,965)
Accounts payable and other liabilities	(26,125)	(62,447)
Net cash provided by operating activities	$11,319	$205,790

Cash flows from investing activities:
Capital expenditures	$(39,637)	$(42,470)
Net cash used in investing activities	$(39,637)	$(42,470)

Cash flows from financing activities:
Borrowings under secured revolving credit facility	$—	$70,000
Payments on secured revolving credit facility	—	(120,000)
Repurchases of common stock	(50,526)	(67,492)
Dividends paid	(87,345)	(84,503)
Withholdings from vesting of restricted stock	(7,569)	(5,007)
Proceeds from exercises of stock options	367	384
Net cash used in financing activities	$(145,073)	$(206,618)

Net effect of exchange rate changes on cash and cash equivalents	(2,286)	656
Net decrease in cash and cash equivalents	$(175,677)	$(42,642)
Cash and cash equivalents, beginning of period	351,213	211,748
Cash and cash equivalents, end of period	$175,536	$169,106

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended September 28, 2024
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$284.7	37.5%	$77.0	10.2%	$12.4	$58.3	$1.62
Pension plan settlement (b)	—		—		0.2	0.7	0.02
As adjusted (a)	$284.7	37.5%	$77.0	10.2%	$12.6	$59.0	$1.64

	Three Fiscal Quarters Ended September 28, 2024
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$797.6	40.2%	$171.5	8.6%	$31.0	$124.0	$3.41
Pension plan settlement (b)	—		—		0.2	0.7	0.02
As adjusted (a)	$797.6	40.2%	$171.5	8.6%	$31.3	$124.7	$3.43

	Fiscal Quarter Ended September 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$288.7	36.5%	$93.4	11.8%	$19.2	$66.1	$1.78
Organizational restructuring (c)	(2.9)		2.9		0.7	2.2	0.06
As adjusted (a)	$285.8	36.1%	$96.3	12.2%	$19.9	$68.4	$1.84

	Three Fiscal Quarters Ended September 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$807.0	38.7%	$187.3	9.0%	$38.3	$126.0	$3.36
Organizational restructuring (c)	(4.4)		4.4		1.0	3.4	0.09
As adjusted (a)	$802.6	38.4%	$191.8	9.2%	$39.3	$129.4	$3.45

	Fiscal Quarter Ended December 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$287.0	33.4%	$136.1	15.9%	$31.4	$106.5	$2.90
Benefit from credit card settlement (d)	—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$287.0	33.5%	$136.0	15.9%	$29.8	$101.2	$2.76

	Fiscal Year Ended December 30, 2023
	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,093.9	37.1%	$323.4	11.0%	$69.7	$232.5	$6.24
Organizational restructuring (c)	(4.4)		4.4		1.0	3.4	0.09
Benefit from credit card settlement (d)	—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$1,089.5	37.0%	$327.8	11.1%	$69.1	$230.6	$6.19

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Non-cash charge for partial settlement of the OshKosh B’Gosh Pension Plan.
(c)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(d)Gain resulting from a court-approved settlement related to payment card interchange fees.
Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,301,131	36,438,403	35,616,875	36,789,140
Dilutive effect of equity awards	619	3,881	1,325	3,781
Diluted number of common and common equivalent shares outstanding	35,301,750	36,442,284	35,618,200	36,792,921
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$58,320	$66,127	$123,992	$125,990
Income allocated to participating securities	(1,210)	(1,267)	(2,401)	(2,254)
Net income available to common shareholders	$57,110	$64,860	$121,591	$123,736
Basic net income per common share	$1.62	$1.78	$3.41	$3.36
Diluted net income per common share:
Net income	$58,320	$66,127	$123,992	$125,990
Income allocated to participating securities	(1,210)	(1,267)	(2,401)	(2,254)
Net income available to common shareholders	$57,110	$64,860	$121,591	$123,736
Diluted net income per common share	$1.62	$1.78	$3.41	$3.36
As adjusted (a):
Basic net income per common share:
Net income	$59,042	$68,362	$124,713	$129,406
Income allocated to participating securities	(1,226)	(1,311)	(2,416)	(2,319)
Net income available to common shareholders	$57,816	$67,051	$122,297	$127,087
Basic net income per common share	$1.64	$1.84	$3.43	$3.45
Diluted net income per common share:
Net income	$59,042	$68,362	$124,713	$129,406
Income allocated to participating securities	(1,226)	(1,311)	(2,416)	(2,318)
Net income available to common shareholders	$57,816	$67,051	$122,297	$127,088
Diluted net income per common share	$1.64	$1.84	$3.43	$3.45

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.7 million in after-tax expenses from the results for the fiscal quarter and three fiscal quarters ended September 28, 2024. The Company has excluded $2.2 million and $3.4 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 30, 2023, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Three Fiscal Quarters Ended		Four Fiscal Quarters Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023	September 28, 2024

Net income	$58.3	$66.1	$124.0	$126.0	$230.5
Interest expense	7.4	8.6	23.2	26.3	30.8
Interest income	(2.4)	(1.1)	(8.6)	(2.8)	(10.7)
Income tax expense	12.4	19.2	31.0	38.3	62.5
Depreciation and amortization	14.4	16.0	43.7	48.6	59.2
EBITDA	$90.2	$109.0	$213.2	$236.4	$372.4

Adjustments to EBITDA
Pension plan settlement (a)	$0.9	$—	$0.9	$—	$0.9
Organizational restructuring (b)	—	2.9	—	4.4	—
Benefit from credit card settlement (c)	—	—	—	—	(6.9)
Total adjustments	0.9	2.9	0.9	4.4	(6.0)
Adjusted EBITDA	$91.1	$111.8	$214.2	$240.9	$366.4

a.Non-cash charge for partial settlement of the OshKosh B’Gosh Pension Plan.
b.Net expenses related to organizational restructuring and related corporate office lease amendment actions.
c.Gain resulting from a court-approved settlement related to payment card interchange fees.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (c) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and three fiscal quarters ended September 28, 2024:

	Fiscal Quarter Ended
	Reported Net Sales September 28, 2024	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 28, 2024	Reported Net Sales September 30, 2023	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$758.5	$(3.1)	$761.5	$791.7	(4.2)%	(3.8)%
International segment net sales	$106.5	$(3.1)	$109.6	$116.5	(8.6)%	(6.0)%

	Three Fiscal Quarters Ended
	Reported Net Sales September 28, 2024	Impact of Foreign Currency Translation	Constant-Currency Net Sales September 28, 2024	Reported Net Sales September 30, 2023	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,984.4	$(1.5)	$1,985.9	$2,087.7	(4.9)%	(4.9)%
International segment net sales	$277.5	$(1.5)	$279.0	$298.6	(7.1)%	(6.5)%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.